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                                                                      EXHIBIT 11




                           AMC, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                        Quarter Ended      Six Months Ended
                                                                      February 28, 1997   February 28, 1997
                                                                      -----------------   -----------------
Net earnings                                                             $ 2,222,774        $ 2,693,962
Weighted average number of outstanding common shares                      61,962,751         61,962,751
Earnings per common and common stock equivalent shares                   $       .04        $       .04
                                                                         ===========        ===========

Assumed earnings increases due to exercise of warrants                   $   205,000        $   410,000
                                                                         -----------        -----------
Adjusted net earnings                                                      2,427,774          3,103,962
Additional shares assumed issued due to exercise of
    warrants                                                              16,736,548         16,736,548
                                                                         -----------        -----------
Adjusted weighted average number of outstanding common
    shares                                                                78,699,299         78,699,299
Earnings per common and common stock equivalent shares-
    fully diluted                                                        $       .03        $       .04
                                                                         ===========        ===========
